EXHIBIT 10.9

LEASE — BUSINESS PROPERTY

(Board as Landlord)

THIS LEASE AGREEMENT, MADE AND ENTERED INTO THIS 6th day of September, 2013, by and between KemPharm, Inc. (hereinafter called Tenant) whose address for the purpose of this lease is 7 Hawkeye Drive, North Liberty, IA 52317 and the Board of Regents, State of Iowa for the Use and Benefit of the University of Iowa (hereinafter called Landlord) whose address for the purpose of this lease is The University Business Office, 2660 UCC, Iowa City, IA 52242

WITNESSETH THAT:

1. PREMISES AND TERM.

(a). Landlord, in consideration of the rents herein reserved and of the agreements and conditions herein contained, on the part of Tenant to be kept and performed, leases unto Tenant and Tenant hereby rents and leases from Landlord, according to the terms and provisions herein, the following described real estate, situated in Johnson County, Iowa, to Wit: approximately 7,804 square feet of space located at 2656 Crosspark Road (Suite 100), at the University of Iowa, Research Park, with the improvements thereon and all rights, easements and appurtenances thereto belonging, which, more particularly, includes the space and premises as shown on “Exhibit A,” attached hereto (the “Premises”), for a term three (3) years, beginning at midnight on the first day, which shall be on the October 1, 2013, and ending at midnight on the last day of the lease term, which shall be on September 30, 2016, upon the condition that Tenant pays rent therefore, and otherwise performs as in this lease provided. References in this Lese Agreement to the “Building” shall mean the building in which the Premises is located.

(b) RENEWAL. If this lease is subject to an option to renew the terms of the option are found in paragraph 25 below.

2. RENTAL. Tenant agrees to pay to Landlord as rental for said term, as follows: $7,804 per month ($12.00 per square foot) in advance, on the 1st day of each month from October 1, 2013 until September 30, 2016.

All sums shall be paid at the address of:

BioVentures Center

Suite E152

Coralville, IA 52241

3. POSSESSION. Tenant shall be entitled to possession on the first day of the term of this lease, and shall yield possession to Landlord at the time and date of the close of this lease term, except as herein otherwise expressly provided.

4. USE OF PREMISES. Tenant covenants and agrees during the term of this lease to use and to occupy the leased Premises, only for legal purposes.

5. QUIET ENJOYMENT. Landlord covenants that its estate in said Premises is undivided and that Tenant on paying the rent herein reserved and performing all the agreements by Tenant to be performed as provided in this lease shall and may peaceably.

Landlord shall have the right to mortgage all of its right, title, interest in said Premises at any time without notice, subject to this lease.

6. CARE AND MAINTENANCE OF PREMISES. (a) Tenant takes said Premises in its present condition except for such repairs and alterations as may be expressly herein provided.

(b) LANDLORD’S DUTY OF CARE AND MAINTENANCE. Landlord will keep in good repair the roof, structural part of the floor, walls and other structural parts of the Building, the exterior façade of the Building, and the sidewalks, parking lots, landscaping and exterior lighting appurtenant to the Building.

(c) TENANTS DUTY OF CARE AND MAINTENANCE. Tenant shall, after taking possession of said Premises and until the termination of this lease and the actual removal from the Premises, at its own expense, care for and maintain said Premises in a reasonably safe and serviceable condition, except as otherwise provided herein, including, without limitation section 6(b) hereof. Tenant will furnish its own interior decorating with written approval of Landlord, which approval shall not be unreasonably withheld. Tenant will not permit or allow said Premises to be damaged or depreciated in value by any act of negligence of Tenant, its agents or employees.

Tenant agrees to keep faucets closed so as to prevent waste of water and flooding of Premises and to promptly take care of any leakage or stoppage in any of the water, gas or waste pipes. Tenant agrees to maintain adequate heat to prevent freezing of pipes, if and only if the other terms of this lease fix responsibility for heating upon Tenant. Tenant shall make no structural alterations or improvements without the written approval of Landlord, which approval shall not be unreasonably withheld.

Tenant is responsible for securing all windows and doors within and on the Premises and shall exert diligence in keeping the Premises’ entrances and openings locked after normal business hours.

Tenant will make no unlawful use of said Premises and agrees to comply with all applicable valid regulations of the Board of Health, any applicable City Ordinances, the laws of the State of Iowa and the Federal government, but this provision shall not be construed as creating any duty by Tenant to members of the general public.

7. UTILITIES AND SERVICES. Tenant, during the term of this lease, shall pay all charges for use of telephone, HVAC, electricity, gas, water and sewer and other utilities and services, including janitorial cleaning, which may be used in or upon the Premises, except as provided below:

(a) Trash Removal shall be furnished at the expense of Landlord, Tenant’s pro-rata share of which will be billed to Tenant by Landlord on a monthly basis. As used in this lease, Tenant’s pro rata share shall equal one-twelfth (1/12th).

(b) Lawn Care and Snow Removal shall be furnished at the expense of Landlord, Tenant’s pro-rata share of which will be billed to Tenant by Landlord on a monthly basis

(c) Tenant’s pro-rata share of the annualized real estate tax assessment will be billed to Tenant by Landlord on a monthly basis.

(d) Tenant’s pro-rata share of the annualized ground lease expense shall be billed to Tenant by Landlord on a monthly basis.

8. (a) SURRENDER OF PREMISES AT THE END OF TERM - REMOVAL OF FIXTURES. Tenant agrees that upon the termination of this lease, it will surrender, yield up and deliver the leased Premises in good and clean condition, except the effects of ordinary wear and tear and depreciation arising from lapse of time, or damage without fault or liability of Tenant.

(b) Tenant may, at the expiration of the term of this lease, or renewal or renewals thereof or at a reasonable time thereafter, if Tenant is not in default hereunder, remove any fixtures or equipment which said Tenant has installed in the leased Premises, providing said Tenant repairs any and all damages caused by removal.

(c) HOLDING OVER. Continued possession, beyond the expiration date of the term of this lease, by Tenant, coupled with the receipt of the specified rental by Landlord (and absent a written agreement by both parties for an extension of this lease, or for a new lease) shall constitute a month to month extension of this lease.

9. ASSIGNMENT AND SUBLETTING. Any assignment of this lease or subletting of the Premises or any part thereof is prohibited without Landlord’s written permission. Such written permission shall not be unreasonably withheld.

10. LANDLORD’S RIGHT OF ACCESS. After giving reasonable notice, Landlord or its authorized representative may enter the leased Premises at any reasonable time for the purpose of inspecting the leased Premises or for the performance of Landlord’s duties under the lease; provided, however, that except in the case of an emergency, such prior notice shall be given at least two (2) business days before the date on which Landlord desires such entry. Tenant shall have the right to accompany Landlord or its authorized representative during any entry on the Premises, but the failure of Tenant to provide someone to accompany Landlord shall not preclude Landlord or its authorized representative from entering the Premises. Notwithstanding the forgoing, Landlord acknowledges that the Premises shall contain proprietary information of Tenant which is not in the public domain, and Landlord and its agents and representatives shall not use or disclose without Tenant’s prior written consent any of Tenant’s proprietary information obtained by Landlord or its representatives during the course of any entry by Landlord or its authorized representatives onto the Premises; provided, however, that Landlord may disclose such proprietary information to the limited extent that Landlord is required to make such disclosure pursuant to any governmental order, law or other valid legal process and, prior to making such disclosure, Landlord provides Tenant with prompt notice of such requirement so that Tenant may object to such disclosure or seek a protective order or other appropriate remedy.

11. RULES. Tenant agrees to observe all of Landlord’s written operating policies, including but not limited to rules, procedures, and traffic regulations located at the University of Iowa. The online “Operations Manual” can be found at: http://www.uiowa.edui/~our/opmanual/).

12. TAXES.

(a) REAL ESTATE TAXES. It is understood that Tenant is responsible for real estate taxes as provided in section 7(c) of this lease agreement.

(b) PERSONAL PROPERTY TAXES. Tenant agrees to timely pay all taxes, assessments or other public charges levied or assessed by lawful authority (but reasonably preserving Tenant’s rights of appeal) against its personal property on the Premises, during the term of this lease.

13. INSURANCE.

(a) Landlord and Tenant will each keep its respective property interests in the Premises and its liability in regard thereto, and the personal property on the Premises, reasonably insured against hazards and casualties; that is, fire and those items usually covered by extended coverage. Both parties recognize that Landlord, as any agency of the State of Iowa, is self-insured.

(b) Tenant will not do or omit the doing of any act which would vitiate any insurance, or increase the insurance rates in force upon the real estate improvements on the Premises.

(c) In the event of damage to buildings, or improvements by any natural or manmade disaster, Tenant shall notify Landlord by telephone or in writing within 24 hours and provide written documentation within 7 days.

(d) Release of Recovery Rights. Each party hereby releases the other from claims for recovery for any loss or damage to any property owned by either party which is insured under valid and collective insurance policies to the extent of any recovery collectible under such insurance. It is further agreed that waiver shall apply only when permitted by the applicable policy of insurance.

(e) Tenant shall carry the following types and minimum coverage of insurance: (1) Worker’s Compensation insurance (if applicable); (2) Comprehensive General Liability with respect to the Tenant’s use and occupancy of the Premises with limit of not less than three (3) million for bodily injury liability for each occurrence; (3) Automobile Liability Insurance on all owned, non-owned, hired or leased automotive equipment in conjunction with operations, in amounts of not less than one (1) million for bodily injury liability and one (1) million for property damage liability. As evidence to the above, Tenant shall submit to Landlord certificates of insurance on an annual basis. Both parties recognize that the Board of Regents, as any agency of the State of Iowa, is self-insured.

14. LIABILITY. Tenant agrees to indemnify, defend and hold harmless Landlord against any liability, and/or pay for any and all damages, losses, or expenses incurred by Landlord in connection with the leased Premises, beyond that covered by insurance, due to Tenant’s negligence or failure to perform the terms of the lease, including the expenses of enforcing the lease.

15. DESTRUCTION OF LEASED PREMISES.

(a) PARTIAL DESTRUCTION. In the event of a partial destruction or damage of the leased Premises, which is a business interference, that is, which prevents the conducting of a normal business operation and which damage is reasonably repairable within sixty (60) days of its occurrence, this lease shall not terminate but the rent for the leased Premises shall abate during the time of such business interference. In the event of partial destruction, Landlord shall repair such damages within sixty (60) days of its occurrence unless prevented from so doing by acts of God, the elements, the public enemy, strikes, riots, insurrection, government regulations, city ordinances, labor, material or transportation shortages, or other causes beyond Landlord’s reasonable control.

(b) ZONING. Should the zoning ordinance of the city or municipality in which this property is located make it impossible for Landlord, using diligent and timely effort to obtain necessary permits and to repair and/or rebuild so that Tenant is not able to conduct its business on these Premises, then such partial destruction shall be treated as a total destruction as in the next paragraph provided.

(c) TOTAL DESTRUCTION OF BUSINESS USE. In the event of a destruction or damage of the leased Premises including the parking area (if a parking area is a part of the subject matter of this lease) so that Tenant is not able to conduct its business on the Premises and the damage cannot be repaired within sixty (60) days, this lease may be terminated at the option of either Landlord or Tenant. Such termination in such event shall be affected by written notice of one party to the other, within twenty (20) days after such destruction. Tenant shall surrender possession within ten (10) days after such notice issues, and each party shall be released from all future obligations hereunder, Tenant paying rent pro rate only to the date of such destruction. In the event of such termination of this lease, Landlord at its option, may rebuild or not, according to its own wishes and needs.

16. CONDEMNATION - DISPOSITION OF AWARDS. Should the whole or any part of the demised Premises be condemned or taken by a competent authority for any public or quasi-public use or purpose, each party shall be entitled to retain, as its own property, any award payable to it. Or in the event that a single entire award is made on account of the condemnation, each party will then be entitled to take such proportion of said award as may be fair and reasonable.

17. TERMINATION OF LEASE. This lease shall terminate upon expiration of the demised term; or if this lease expressly and in writing provides for any option or options, and if any such option is exercised by Tenant, then this lease will terminate at the expiration of the option term or terms.

18. SIGNS.

(a) Tenant shall have the right and privilege of attaching, affixing, painting or exhibiting signs on the leased Premises, provided only that such signs shall comply with all provisions and covenants of the University of Iowa Research Park guidelines, and in addition,

(1)	that any and all signs shall comply with the ordinances of the city or municipality in which the property is located and the laws of the State of Iowa;

(2)	such signs shall not change the structure of the building;

(3)	such signs if and when taken down shall not damage the building;

(4)	such signs shall be subject to the written approval of Landlord, which approval shall not be unreasonably withheld.

(b) Landlord during the last ninety (90) days of this lease, or extension, shall have the right to maintain in the windows or on the building or on the Premises either or both a “For Rent” or “For Sale” sign and Tenant will permit, at such time, Landlord’s agents, prospective tenants or buyers to enter and examine the Premises.

19. RIGHTS CUMULATIVE. The various rights, powers, options, elections and remedies of either party, provided in this lease, shall be construed as cumulative and no one of them as exclusive of the others, or exclusive of any rights, remedies or priorities allowed either party by law, and shall in no way affect or impair the right of either party to pursue any other equitable or legal remedy to which either party may be entitled as long as any default remains in any way unremedied, unsatisfied or undischarged.

20. NOTICE AND DEMANDS. Notices as provided for in this lease shall be given to the respective parties hereto at the respective addresses designated on page one of this lease unless either party notifies the other, in writing, or a different address. Without prejudice to any other method of notifying a party in writing or making a demand or other communication, such message shall be considered given under the terms of this lease when sent, addressed as above designated, postage prepaid, by registered mail or certified mail, return receipt requested, by the United States mail and so deposited in a United States mail box.

21. PROVISIONS TO BIND AND BENEFIT SUCCESSORS, ASSIGNS, ETC. Each and every covenant and agreement herein contained shall extend to and be binding upon the respective successors, heirs, administrators, executors and assigns of the parties hereto; except that if any part of this lease is held in joint tenancy, the successor in interest shall be the surviving joint tenant.

22. CHANGES TO BE IN WRITING. None of the covenants, provisions, terms or conditions of this lease to be kept or performed by Landlord or Tenant shall be in any manner modified, waived or abandoned, except by a written instrument duly signed by the parties and delivered to Landlord and Tenant.

23. CONSTRUCTION. Words and phrases herein, including acknowledgement hereof, shall be construed as in the singular or plural number, and as masculine, feminine or neuter gender according to the context.

24. HANDICAPPED ACCESSIBILITY. Landlord shall maintain the Premises in compliance with all applicable State and Federal laws and regulations concerning accessibility by the handicapped.

25. RENEWAL OPTION(S). Tenant shall have the right to an additional three year renewal period, each such period shall be under the same terms and conditions of this lease, except reasonable rental rate adjustments to be negotiated by the parties at the time of Tenant’s election to renew. No rate increase may exceed the CPI inflationary adjustment rate for commercial property in the Midwest region. Tenant shall provide landlord ninety (90) days notice of Tenant’s intent to renew its lease.

26. LEASEHOLD IMPROVEMENTS. Prior to taking occupancy of the Premises, Tenant seeks to construct improvements to the Premises listed in Exhibit B and Exhibit C .Both

Exhibits are attached to and incorporated into this Lease agreement. Tenant shall pay their own respective costs for the improvements associated with Exhibit B and shall hold Landlord harmless from all claims of contractors or subcontractors. Tenant will also pay the costs associated with Exhibit C; however, upon submission by Tenant to Landlord of evidence of payment of contractor or subcontractor invoices pertaining to said construction improvements in Exhibit C, Landlord will reimburse Tenant for such payments in an amount not to exceed the contractor’s estimate of $36,500.00; further provided that if the actual costs for the construction improvements in Exhibit C exceed the contractor’s estimate of $36,500.00, Landlord shall provide reimbursement for such excess costs upon mutual agreement by Landlord and Tenant. Landlord shall reimburse Tenant for such costs and expenses within thirty (30) days from Landlord’s receipt of the invoices of such expenses. If reimbursement is not received within (60) days from Landlord’s receipt of the invoices of such expenses, Tenant’s monthly rent of $7804.00 for the next five (5) months will be used as reimbursement not to exceed the actual cost of construction.

[Signature Page Follows]

SIGNATURE PAGE TO

LEASE – BUSINESS PROPERTY

IN WITNESS THEREOF, the parties hereto have duly executed this lease the day and year first above written.

LANDLORD BOARD OF REGENTS, STATE OF IOWA

9/11/13 (Date)	/s/ David Kieft David Kieft, University of Iosa Business Manager

TENANT KemPharm, Inc.

9/6/2013 (Date)	/s/ Christal M. M. Mickle

Exhibit A

LOADING DOCK
ENT 5
ENT 6
ENT 7
ENT 4
ENT 3
COOLER A
MECH RM
RECEIVING
LAB SUPPORT
LAB
OFFICE
CUSTODIAL
SERVER RM
TOILET
OPEN OFFICE
WORK ROOM
BREAK ROOM
CONFERENCE
RECEPTION AREA
VESTIBULE

Exhibit B

Proposal for:

University of lowa/KemPharm

2656 Crosspark Road #100

Work Summary

Project: Kem Pharm

Location: Coralville, IA

Architect: N/A

Date: 8/27/13

Description	Quantity Unit
Merit Construction Company
protect existing carpet	360.00 sf
demo existing wall	96.00 sf
demo wall & metal studs	96.00 Is
demo existing door & sidelite	1.00 loc
demo door & sidelite	1.00 loc
haul to dump	1.00 load
frame & finish opening	35 sf
install bulkhead	12.00 If
install metal framing	12.00 If
install & finish drywall	24.00 sf
mobilization/cleanup	8.00 hr
Ace Electric - disconnect outlets in
existing wall & modify light switches	1.00 Is
Bachmeier Carpet One - patch carpet	1.00 Ioc
Davis Painting - paint walls & bulkhead	1.00 Is
Building Permit - City of Coralville	1.00 Is

Clarifications:

Bond not included.

Builder’s risk insurance not included.

Testing and removal of hazardous

materials not included.

8/29/2013

Exhibit C

	Document #	13-390C
6440 6th SL S.W. - Cedar Rapids, Iowa 52404 (800) 334-7717 - (319) 363-9209 - Fax (319) 363-0434

August 23, 2013

Jennifer Carter - Operations Manager

KemPharm, Inc.

7 Hawkeye Drive, Suite 103

North Liberty, IA 52317

Re: 2656 Crosspark Road Laboratory Upgrade

Dear Jennifer,

You are planning to occupy the space at 2656 Crosspark Road, Suite 100 in Coralville. This space has a heating, ventilating, and air conditioning system that was designed for a laboratory application. The system was designed for the future addition of fume hoods with automatic control of the face velocity at the sash, the proper amount of conditioned mate-up air, variable volume supply, and exhaust air boxes, and a variable volume fume exhaust system. At this time, you would like to add two (2) fume hoods to the building and start the system.

The fume hoods that are to be added are setting in the space. These are 6’ wide hoods. Since the current hood openings are only 5’ wide, someone will have to remove part of the cabinetry to allow them to fit. If you would like, we can coordinate that work as an extra to this proposal.

As a part of this budget proposal, we will provide the following services for a complete and operational system:

•	Install and connect water and electrical service to the two (2) fume hoods in the openings in the northwest comer of the lab. The compressed air connections will not be used.

•	Furnish and install stainless steel spiral ductwork to connect the hoods to the existing exhaust system.

•	Furnish and install the automatic controls to regulate the air flow for the fume hoods. Create new color graphics on the existing U of I operator workstations connected to the system.

•	Check out and start up the existing make-up and exhaust air systems, and adjust them as needed for proper operation.

•	Air balance the system to provide the proper air flows needed.

•	Remove the electrical cords hanging throughout the space. The circuits will be terminated above the ceiling and the ceiling boxes will be removed.

•	Remove and re-install the ceiling as needed to accommodate the above work.

•	Replace any ceiling tiles that are damaged from water or where the electrical cords are removed. This includes the damaged ceiling tiles we found in the office area.

Document #            13-390C

We are pleased to quote you a budget price of Thirty six thousand dollars ($36,000.00) to furnish and install the above described work. This price includes the labor, materials, expenses, and freight charges. This price assumes that the existing equipment is operational. If any repairs or replacement parts are needed for the existing equipment, it will be handled on a time and material extra basis.

Upon approval of this proposal, an invoice for 25% of the project price will be issued for a down payment. The balance of the project will be progress billed on a monthly basis.

The lead time on some of the control components is six weeks.

Option #1 - The control system is currently controlled by a University of Iowa Andover Controls operator workstation. If you would like to have your own color graphic operator workstation to monitor and control the system, please add Five thousand four hundred dollars ($5,400.00) to the above budget proposal. This price includes training for your KemPharm personnel on the system.

This proposal is valid for 30 days. This price does not include sales tax.

Thank you for the opportunity of presenting this proposal. Please let me know if there are any questions. We look forward to being of service to you.

Sincerely, Ace Refrigeration, Inc.

Keith Miller

This proposal is accepted and Ace Refrigeration, Inc. is authorized to proceed with the work.

Signature

Name (Printed)

Company

Date

Option #1	Yes No

Terms and Conditions

The customer agrees to the following terms and conditions:

1.	Unless otherwise stated, this proposal is based upon straight time labor only. Plastering, patching, and painting are excluded. The customer agrees to provide Ace Refrigeration with required field utilities (electricity, toilets, drinking water, elevator service, etc.) without charge. Ace Refrigeration will keep the job site clean of debris from our own operations. The customer will not back charge Ace Refrigeration for any costs or expenses without our written consent. Unless it is specifically stated in our proposal, Ace Refrigeration is not responsible for the identification, abatement, clean up, removal, or disposal of environmental bazards, including, but not limited to, asbestos or PCSs on the job site.

2.	Ace Refrigeration may require a down payment including the cost of equipment and materials, engineering, and other job mobilization expenses. We may invoice the customer monthly for all materials delivered to the job site or to an off-site storage facility, and for all work performed on-site and off-site. The customer agrees to pay Ace Refrigeration the amount invoiced upon receipt of the Invoice. Lien waivers will be furnished upon request, as the work progresses, to the extent that payments are received. if the invoices are not paid within 30 days, they will be considered delinquent.

3.	If the materials or equipment included in this proposal become temporarily or permanently unavailable for reasons beyond the control and without the fault of Ace Refrigeration, the time for performance of the work shall be extended. If the items are permanently unavailable, then Ace Refrigeration shall be reimbursed for the difference between the cost of the materials or equipment now unavailable and a reasonable substitute.

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Document #            13-390C

4.	Ace Refrigeration shall provide the same warranty on the materials and equipment as we receive from the manufacturer or supplier. Unless specifically stated otherwise in the proposal, the warranty coverage shall be for the materials and equipment only, not including labor or consequential damages. All freight charges as a result of warranty coverage shall be the responsibility of the customer. All warranties shall be voided If the materials or equipment have been repaired by others, abused, altered or misused, or have not been properly maintained.

5.	Ace Refrigeration shall not be liable for any special, indirect, or consequential damages arising in any manner from the equipment or material furnished or the work performed in this proposal.

6.	The price of this proposal does not include sates, use, or other similar taxes. The customer shall pay, in addition to the stated price, ail taxes required, or shall provide Ace Refrigeration with acceptable tax exemption certificates. We will provide the customer with any tax payment certificate upon request and after completion and acceptance of the work.

7.	Ace Refrigeration shall not be liable for any delay in the performance of the work resulting from or attributed to acts or circumstances beyond our control, including, but not limited to, acts of God, fire, riots, labor disputes, conditions of the premises, acts or omissions of the customer, owner, or other contractors, or delays caused by suppliers or subcontractors of Ace Refrigeration, etc.

8.	Ace Refrigeration shall comply with all applicable federal, state, and local laws and regulations, and shall obtain all temporary licenses and permits required for the performance of the work. Licenses and permits of a permanent nature shall be the responsibility of the customer.

9.	All disputes involving more than $15,000.00 shall be resolved by arbitration in accordance with the rules of the American Arbitration Association. The prevailing party shall recover all legal costs and attorney’s fees incurred as a result. Nothing here shall limit any rights under construction lien laws.

10.	Insurance coverage in excess of Ace Refrigeration’s standard limits will be furnished when requested and required. No credit will be given or premium paid by Ace Refrigeration for insurance provided by others.

11.	The parties hereto agree to indemnify each other from any and all liabilities, claims, expenses, losses or damages, including attorneys’ fees, which may arise in connection with the work herein specified and which are caused, in whole or in part, by the negligent act or omission of the indemnifying party.

12.	The parties hereto agree to notify each other immediately upon becoming aware of an inspection under, or any alleged violation of, the Occupational Safely and Health Act relating in any way to the project or project site.

13.	This proposal shall constitute the entire agreement between the parties and supersedes any prior representations or understandings,

14.	No change or modification of any of the terms and conditions stated herein shall be binding upon Ace Refrigeration unless accepted by Ace Refrigeration in writing.

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